Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157860, 333-208755, and 333-223257 on Form S-3, and 333-223399 on Form S-8 of our reports dated February 20, 2020, relating to the consolidated financial statements and financial statement schedule of Lexington Realty Trust, and the effectiveness of Lexington Realty Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lexington Realty Trust for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 20, 2020